Exhibit 10.9

June 9, 2006

Mr. Mark P. de Raad

Dear Mark:

It is with great pleasure that we extend this formal offer to you to join Masimo Corporation as Executive V.P./Chief Financial Officer, reporting to me.

Terms and conditions of this offer include the following:

Starting Date:	On or before June 26, 2006.

Annual Salary:	$265,000 paid at a semi-monthly rate of $11,041.67 per pay period.

Annual Bonus:	You will be eligible to participate in Masimo’s Bonus Plan for up to 40% of your salary based on Company and individual objectives being met.

Benefits:	Benefits including health/dental and other insurance, 401(k), vacation, holiday, and sick leave will be per Company policy. Insurance coverage will begin the first of the month following employment.

As a member of our Team, you will be eligible to receive options under Masimo’s Stock Option Plan as determined by the Board of Directors and Shareholders. It will be recommend to the Board to issue you an option to purchase 90,000 shares of Common Stock, vesting 20% per year over five years and exercisable at fair market value, as determined by the Board of Directors and Shareholders, at the time the option is granted.

This offer is contingent upon your signing an Employee Confidentiality Agreement and Arbitration Agreement at the start of your employment, background investigation, satisfactory verification of your references, and confirmation that you are not under any contractual or legal restrictions with a previous employer that may impair your ability to perform your duties for Masimo. On your first day of employment, you must provide proof of eligibility to work in the United States.

Mr. Mark P. de Raad

June 9, 2006

Employment with Masimo Corporation is “at-will” and not for a specific term. This means that either you or the Company is free to terminate your employment relationship at any time with or without reason or advanced notice. You will receive a copy of Masimo’s Employee Handbook during your new hire orientation. It is your responsibility to familiarize yourself with the contents of the Handbook as well as Company policies and procedures.

This letter sets forth all the terms of our offer and it supersedes all prior offers, agreements and discussions, whether written or oral. The terms of this offer cannot be modified or amended by any supervisor or by any action of Masimo except a written agreement signed by an officer of the Company.

Please acknowledge your acceptance of this offer by signing below and returning the original. If we have not received your signed acceptance by June 16, 2006, this offer will be withdrawn.

If there are any questions relative to this offer or any aspects of the Company, please feel free to contact me. We look forward to your joining our Team, and we are confident your employment will be a mutually rewarding experience.

Sincerely,

/s/ Joe E. Kiani

Joe E. Kiani

Chief Executive Officer

Offer Acceptance:

/s/ Mark P. de Raad	6/16/2006
Mark P. de Raad	Date